EXHIBIT 10.57

                      DATED THIS 17th DAY OF NOVEMBER 1997

                                     BETWEEN

                    PNB EQUITY RESOURCE CORPORATION SDN. BHD.

                              (COMPANY NO 197031-X)

                                       AND

                            FEDERAL POWER SDN., BHD.

                              (COMPANY NO. 17892-V)

                                       AND

                                 FIBERCORE INC.

                        *********************************
                             JOINT VENTURE AGREEMENT

                        *********************************


                           ABDULLAH, ABD. RAHMAN & CO.

                            (ADVOCATES & SOLICITORS)

                          17th Floor, Wisma Lee Rubber
                                  Jalan Melaka
                               50100 Kuala Lumpur

                          (REF: AM/DL/SM/MISC/1703/97)


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                            JOINT VENTURE AGREEMENT
                            -----------------------

         THIS JOINT VENTURE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this 17th day of November, 1997 Between PNB EQUITY RESOURCE CORPORATION SDN. BHD. (COMPANY NO 197031-X) a company incorporated in Malaysia and having its registered office at 4th Floor, Balai PNB, 201-A, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia (hereinafter referred to as "PERC") And FEDERAL POWER SDN. BHD. (COMPANY NO. 17892-V), a company incorporated in Malaysia and having its registered office at Lot 8, Jalan Ragum 15/17, P.O. Box 7016, 40702 Shah Alam, Selangor Darul Ehsan, Malaysia
(hereinafter  referred  to as  "FP"),  jointly  forming a  Malaysian  Consortium
(hereinafter referred to as "MC") And FIBERCORE INC., a Nevada corporation incorporated under the laws of the United States of America with offices at 253 Worcester Road, P.O. Box 180, Charlton, Massachusetts 01507 United States of Amenca (hereinafter referred to as "FCI").

         WHEREAS, MC is interested in establishing a manufacturing facility for optical fiber preforms and optical fiber (hereinafter referred to as the "Products") in Malaysia; and

         WHEREAS, FCI owns certain United States and other patents and possesses extensive experience and know-how covering the manufacture of Products and currently operates a production facility for the Products in Jena, Germany; and

         WHEREAS, MC and FCI desire to establish a joint venture company (hereinafter referred to as "FCM") to set up, own and operate a facility to manufacture the Products in Malaysia;

NOW IT IS HEREBY AGREED as follows:

          1.      Definitions
                  -----------

                  In this Agreement unless the contrary intention appears

          1.1     "Party " refers to any one of PERC, FP or FCI.

          1.2     "Parties" refer to PERC, FP and FCI collectively.

          1.3 "Completion Date" shall mean the date on which the parties executed this Agreement.

          1.4     "Product" refers to optical fiber and preforms.

          1.5 "Board" or "Board of Directors" shall mean the Board of Directors of FCM.

          1.6 "Ringgit Malaysian and the symbol "RM" refers to the lawful currency of Malaysia.



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          1.7     US Dollar" and the symbol "US$" refers to the lawful  currency of the United States of Amenca.

          1.8     The singular includes the plural and vice versa.

          1.9     The masculine gender includes the feminine and neuter genders.

          2.0     Words denoting person includes corporations and vice versa.

          2.      Formation of Company
                  --------------------

          2.1 MC and FCI shall cause a company to be incorporated in accordance with the laws of Malaysia, under the name FIBERCORE
                  (M) SDN. BHD. (hereinafter called "FCM").

          2.2 Upon the execution of this Agreement and subject to the terms and conditions hereinafter contained, the parties hereto shall cause FCM and FCM shall inter alia carry out the joint venture contemplated herein to carry on the business of manufacturing distributing marketing exporting and sale of the FCM Products.

          2.3 The parties hereto hereby agree that FCM shall be operated and managed in accordance to the Memorandum and Articles of Association of FCM and in accordance with the terms and conditions herein contained.

          2.4 In the event of any conflict between the provisions of the Memorandum and Articles of Association of FCM and that of this Agreement, the provisions of this Agreement shall prevail.

          2.5 The parties hereto hereby covenant to do all acts and to execute all documents and all that is necessary, through their nominees on the Board of Directors of FCM or otherwise, including but not limited to the amendment of the Memorandum and Articles of Association of FCM to ensure consistency with the terms of this Agreement, to give effect to the provisions of this Agreement.

          2.6     The main objective of FCM shall inter alia be:

                    (a) To manufacture, distribute, market and sell the products in Malaysia.

                    (b) To export and sell the products worldwide through such sales and distribution networks that have been established by FCI in various countries worldwide or that may be established by FCM in the future.

                    (c) To conduct research and develop projects related or connected to the optical fiber and communication.




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                    (d)    To  do  any   other   business   incidental   thereto
                           (hereinafter called the business").

         2.7 Notwithstanding anything contained herein, the objects clause of the Memorandum and Articles of Association of FCM shall stipulate every possible kind of business that may be undertaken by FCM

         2.8 The parties hereto hereby agree and covenant with each other that, unless otherwise stated in this Agreement, they will not do any acts or take any action(s) which will be detrimental to FCM contemplated herein.

         2.9 FCM shall be in the business of manufacturing and marketing optical fiber preforms and optical fiber and performing directly related functions including, for example, research and development projects.

         2.10 The costs of preparing incorporation documents and related contracts and this Agreement shall be advanced by the Parties, subject to reimbursement by FCM.

         3.       Capitalization
                  --------------

         3.1 FCM's initial share capital shall be Ringgit Malaysia Fifty Two Million Thirty Seven Thousand Four Hundred and Eighty Six (RM52,037,486) divided into ordinary shares and preference shares as provided in Section 3.2 below.

         3.2 The capital of FCM shall be apportioned, initially, as follows:

                  PERC: 1,863,809 ordinary shares and 4,207,231 preference shares for which it will pay Ringgit Malaysia Six Million Seventy One Thousand and Forty (RM6,071,040).

                  FP: 5,964,190 ordinary shares and 13,463,138 preference shares for which it will pay Ringgit Malaysia Nineteen Million Four Hundred Twenty Seven Thousand Three Hundred and Twenty Eight (RM19,427,328).

                  FCI: 8,147,509 ordinary shares and 18,391,609 preference shares issued in exchange for technology as defined in Section
                  3.4 below, valued at Ringgit Malaysia Twenty Six Million Five Hundred Thirty Nine Thousand One Hundred and Eighteen (RM26,539,118).

         3.3 At the Completion Date, PERC and FP shall purchase the ordinary and preference shares by depositing a total of Ringgit Malaysia Twenty Five Million Four Hundred Ninety Eight Thousand Three Hundred and Sixty Eight (RM25,498,368) in FCM's Malaysian bank account.




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         3.4      At the  Completion  Date, FCI shall be issued the ordinary and preference  shares  in  Section  3.2 above in  exchange  for a
                  non-exclusive,   royalty-free   license  for  the   technology
                  provided by FCI to FCM in accordance with a License Agreement as in Exhibit "D" under which FCI shall provide its technology to FCM.

         3.5 During the first twelve (12) months after the Completion Date, FCI shall have the right to subscribe up to 2,662,585 additional ordinary shares and 6,010,329 additional preference shares for Ringgit Malaysia Eight Million Six Hundred Seventy Two Thousand Nine Hundred and Fourteen (RM8,672,914).

         3.6      The ordinary shares shall be voting, shares.

         3.7 The preference shares shall be non-voting shares and shall be converted into ordinary shares on a one preference share for one ordinary share basis in accordance with the schedule and achievement of certain bench marks as in Exhibit "C". The conversion of each parties preference shares shall be concurrent with the conversion of the other Parties' preference shares in the same ratio as each Parties' initial ordinary share ownership so as to maintain the initial ownership percentage and ratio.

         3.8 In the event that the preference shares are not converted into ordinary shares in accordance with the schedule as in Exhibit "C", the preference shares held by PERC and FP shall be entitled to a preference dividend of nine percent
                  (9(degree)/O) on Purchase Price of preference shares (RM1.00 per share) for each year after Year 1" (as defined in the Support Contract Exhibit "A") for as long as the preference shares remain not converted.

         3.9 The share capital of PERC and FP is subject to the Put Option Agreement attached hereto as Exhibit `'F".

         4.       Condition Precedent
                  -------------------

         4.1 Notwithstanding anything contained herein to the contrary the joint-venture contemplated herein shall be conditional upon the attainment of the written approvals of:

                  (a) The Ministry of International Trade & Industry (hereinafter called "MITI") by FCM in respect of the joint-venture contemplated herein subject to the terms and conditions contained herein or such other terms and conditions as may be reasonably acceptable to the parties hereto.

                  (b) Such other governmental approval as may be necessary from any competent authority in Malaysia in connection with the joint venture contemplated herein and FCI, PERC and FP participation in the equity




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         4.2      FCI shall take all reasonable steps to submit the applications for the approvals as soon as practicable after the execution of this Agreement. PERC and FP undertake that they will take all necessary steps to assist FCI in procuring the approvals for FCM. FCM shall reimburse ail parties for all reasonable costs and expenses incurred in relation to the approvals.

         4.3 Upon the receipt by the parties hereto of the approvals, this Agreement shall be unconditional (the date of which shall be referred to as the Effective Date"). Provided always that if the approvals or any one thereof shall be granted subject to conditions attached to the approvals or any one thereof shall be reasonably acceptable to the party adversely affected thereby.

         4.4 In the event that the approvals or any one thereof shall not be obtained within one (1) year from the date of this Agreement or such extended period as may be agreed in writing by the parties hereto, any party hereto shall be entitled to terminate this Agreement by notice in writing to the other parties hereto and this Agreement shall thereafter have no further force and effect and no parties hereto shall have any claims against the other Parties in respect of this Agreement.

         5.       Management
                  ----------

         5.1 The registered office of FCM (Company No. 435423-P) shall be at c/o Ontime Management Services, Suite 4.02, 4th Floor, Wisma Yap Ka, No 480, 3rd Mile, Jalan Ipoh, 52100 Kuala Lumpur, Malaysia or as the Board of Directors of FCM may choose from time to time.

         5.2 The Board of Directors of FCM shall be comprised of not more than five (5) Directors. The Board shall have ultimate responsibility for the management and operation of FCM and shall act in accordance with the terms and conditions of the Articles of Association

         5.3 MC shall have the right to appoint two (2) Directors, each Director to be appointed from PERC and FP. FCI shall have the right to appoint three (3) Directors. The right to appoint such Directors shall include the right to remove any director so appointed and appoint other Director(s).

         5.4 The travel expenses of Directors traveling on the business of FCM shall be paid by FCM , but the Directors shall receive no remuneration for their services, except as may be approved by the Board of Directors of FCM in accordance with the laws of Malaysia.

         5.5 Three (3) Directors, of whom at least one shall be from MC and two from FCI, shall constitute a quorum for Board meetings. Board meetings shall be held quarterly, unless otherwise decided by the Board.




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         5.6      The Board of  Directors  shall  appoint a  Chairman  who shall serve in a non-executive capacity, at the discretion of the Board.

         5.7 At the Completion Date, the Board shall cause FCM to enter into a Support Contract with FCI as in Exhibit "A", which provides, among others things, for the management of FCM. Pursuant to the Support Contract, FCI shall have the sole responsibility for the management of FCM for the period specified in the Support Contract. To implement the management policy and initiatives contained in the management portion of the Support Contract, the Board shall appoint the Chief Executive Officer.

         5.8 MC may propose to FCI a list of qualified candidates for the position of Chief Financial Officer or any executives to be employed by FCM.

         5.9 MC shall have the right to inspect the books and records of FCM.

         5.10 All funds received by FCM shall be deposited in FCM's Malaysia bank account. FCM's Board of Directors shall appoint the authorized signatories to the account. The signatories to cheque shall be in the manner as set out below:

                  (a) For amounts up to Ringgit Malaysia One Million (RM1,000,000) two (2) signatories namely either the Chief Executive Officer or the Chief Financial Officer and other officer to be appointed by FCM's Board of Directors

                  (b) For amounts exceeding Ringgit Malaysia One Million (RM1,000,000) two (2) signatories namely one (1) Director representing FCI and another Director representing either PERC or FP

         6.       Financial Requirements
                  ----------------------

         6.1 As provided in Exhibit "A" the sum of US Dollars Three Million Eight Hundred Thousand (US$3,800,000) shall be paid to FCI for design services and contract management. The details of such services shall be as in the Support Contract. Of that sum US Dollars Five Hundred and Twenty Thousand (US$520,000) shall be paid to FCI by FCM, in cash, within ten (10) days of the Completion Date. The balance shall be paid in accordance with the Support Contract.

         6.2 As provided in Exhibit "B", the projected financial requirements and project budget of FCM shall be based on data available at the time the projections were prepared. It is recognized that revisions will be required as more detailed specifications are developed and as costs change with time




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         6.3      As shown in  Exhibit  "B" the  Project  Budget  shall  include estimates of the cost of machinery and equipment to be installed in FCM's facility. Within thirty (30) days after the completion date, these estimates shall be revised by FCI and presented to FCM's Board of Directors for approval.

         6.4 As provided in Exhibit "B" there shall be a firm bank loan commitment, in the amount of US Dollars Forty Million (US$40,000,000) or equivalent in Ringgit Malaysia representing a portion of the project financing.

         7.       Warranties, Representations and Undertakings
                  --------------------------------------------

         7.1 PERC and FP represent and warrant that they are entities legally constituted under the laws of Malaysia and that they and their representatives, individually, are authorized to take the actions specified in this Agreement.

         7.2 FCI represents and warrants that it is a duly existing corporation formed and in good standing under the laws of Nevada and that it and its representatives, individually, are authorized to take the actions specified in this Agreement.

         7.3 Each Party undertakes to advise the other Parties and take appropriate remedial action in the event that any representation or warranty by such Party contained in Section
                  7.1 and 7.2 become untrue during the term of this Agreement.

         7.4 Under no circumstances shall PERC or FP take any action or cause FCM to take any action that would cause any Party, or any affiliated or associated person or company to be deemed in violation of the United States Export Administration Act or those provisions of the Federal Income Tax Law or Regulations, non-compliance with which would increase or accelerate the U.S. tax liability or that of any affiliated or associated person or company with respect to income earned under this Agreement or pursuant to the transactions contemplated by this Agreement. FCI represents and warrants that the proprietary information referred to in Section 15.1 and 15.2 are the original works of authorship of FCI and that it owns the proprietary information, including all intellectual property rights, free and clear of all liens, encumbrances, and claims or demands of third parties; and that it knows of no patent, trade secret rights or copyrights of others which would be infringed by acts contemplated by this Agreement.

         7.5 Each Party undertakes and agrees that it shall not, and shall not permit FCM directly or indirectly to, offer, pay, promise to pay or authorize the payment or giving of any money, or anything of ,value (i) to any official of any government of any instrumentality thereof, or (ii) to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official of any government or any instrumentality thereof, for the purposes of:




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                  (a)      influencing  any act or decision of such  official in
                           his official capacity including a decision to fail to perform his official functions or

                  (b) inducing such official to use his influence with any government or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to obtain or retain business for or with, or direct business to, any person.

         7.6 Under no circumstance may one Party sign any document, perform any act, or make any commitment, undertaking, warranty or representation on behalf of the other Parties without the express written consent of such other Parties. No Party may sign any document, perform any act, or make any commitment, understanding, warranty or representation on behalf of FCM without the express prior written consent of the other
                  Parties, except as provided in the Support Contract with respect to FCI.

         7.7 Each Party agrees to indemnify and hold harmless the other Parties and FCM from and against any loss, liability, cost or expense any of them may suffer or incur as a result of the indemnifying Party's breach of any representation, warranty or undertaking contained in this Agreement.

         8. Mutual Covenants Regarding Business Opportunities and Dealings with FCM

         8.1 No Party shall make any representation to the other Parties as to the likely success or profitability of FCM and no Party shall be responsible to the other for any losses suffered or liabilities incurred by FCM, except to the extent he or it is liable therefor by virtue of holding its interest in FCM.

         8.2 Except as otherwise provided for in the Support Contract, FCM may contract, upon terms which are commercially competitive, with any Party for the supply of goods and services including without limitation;

                  (a)      design, engineering and construction services;
                  (b)      construction equipment materials, supplies and tools;
                  (c)      housing and office space;
                  (d)      translation services; and
                  (e)      technical assistance and consulting.

         8.3 FCI shall retain the right to enter into ventures similar to FCM in areas outside Malaysia. FCI shall give FCM the right of first offer to participate in any such new ventures in the ASEAN area, unless such participation inhibits the new venture from being consummated.




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         9.       Exclusion 0f Partnership
                  ------------------------

         9.1 Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto and neither party shall have any authority to bind or commit the other party.

         9.2      Except as specifically provided in this Agreement:

                  (a)      Nothing   herein   contained   shall  be   deemed  to
                           constitute any party the legal representative or agent of the other party(s) or any of them; and

                  (b) No party shall have any authority to act for or to assume any obligation, responsibility or liability in behalf of the other party(s) or any one of them FCM.

         10.      Dividends
                  ---------

         10.1 It is hereby agreed by the parties hereto that all net profits of FCM (after setting aside a portion thereof as reserves) for each and every accounting year shall be distributed by way of dividends to its shareholders PROVIDED ALWAYS all current and accumulated losses, actual and contingent, of FCM shall have first been absorbed and taken into account AND PROVIDED ALWAYS the amount of the dividends to be declared by FCM shall be agreed by the parties hereto in writing. The portion of net profits to be set aside as reserves shall be determined by the Board of Directors of FCM.

         10.2 Any sums which FCM shall be required to withhold under the Malaysian Tax law for the account of each of the parties hereto in connection with the dividends payable shall be withheld and shall be paid by FCM on behalf the parties hereto to the appropriate tax authorities of Malaysia. FCM shall furnish to the parties hereto the official tax receipts issued by such authorities for such taxes paid by FCM on behalf of the parties hereto.

         11.      Shareholders Consent
                  --------------------

         11.1 The Board of Directors of FCM shall obtain the prior unanimous approval of the Shareholders' in general meeting in respect of the following matters:

                  (a)      Amendment   to  the   Memorandum   and   Articles  of
                           Association of FCM including the increase or reduction of the authorized and issued share capital or the variation of any rights attaching to such shares;

                  (b) Except as provided in Section 3.5 any new issue of shares of FCM;




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                  (c)      The amalgamation,  merger or subject to Section 1 102
                           or Section 12, the winding-up of FCM;

                  (d) Formation of any subsidiary or investment in another company or any other form of business organization where (i) the purposes of formation is other than for purposes of marketing and sourcing raw materials and
                           (ii) which investment exceeds more than ten percent (10%)of the net tangible asset value of FCM based on the latest audited accounts of FCM;

                  (e)      FCM entering into partnership;

                  (f) The declaration and distribution of dividends of fifty percent (50%) or more of the net profits of FCM;

                  (g) The (i) making of any agreement, deed, guarantee or contract whatsoever not in the ordinary course of business of FCM which values in excess of Ringgit Malaysia Five Million (RM5,000,000) (ii) the
                           borrowing from any third party providing any guarantee or indemnity for a third party's obligation not in the ordinary course of business of FCM which values in excess of Ringgit Malaysia Five Million (RM5,000,000) or (iii) creation of mortgages, charges, pledges or other securities not in the ordinary course of business of FCM which values in excess of Ringgit Malaysia Five Million (RM5,000,000). Without limiting the generality of ordinary course of business", the aforesaid transactions shall exclude any transaction for the sale and purchase of stock in trade (including raw materials, semi-finished products);

                  (h) The purchase, sale, transfer or disposal of any property or other assets:

                           (i) during the Construction Stage with a value excess of Ringgit Malaysia Ten Million (RM10,000,000) only. "Construction stage" means the stage of the joint venture where the factory of FCM for the manufacture of the FCM's Products is being constructed;

                           (ii) during the Operation Stage, with a value in excess of Ringgit Malaysia Five Million (RM5,000,000) only. "Operation Stage" means from the commencement of the business;

         11.2 Should there be a deadlock (as defined below) as to the passing of resolutions requiring unanimous approval pursuant to Section 11.1, any Proposing Party (as defined below) may give notice to FCM and the board of directors of FCM shall convene an extraordinary general meeting ("EGM") to wind up FCM, any Proposing Party may elect to purchase the shares of all the other parties in accordance with Section 11.6, whereupon the EGM to be convened for winding up of FCM shall lapse but without prejudice to any Proposing Party giving a



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


                  further notice. In this Section, the expression "deadlock" means any proposed resolution pursuant to Section 11.6 which is proposed and/or supported by shareholders (singularly "Proposing Party") holding in aggregate sixty percent (60%) or more the total issued and paid up share capital in FCM, but which resolution is opposed by the remaining shareholders at two (2) consecutive meetings of the shareholders.

         11.3     To the extent  permitted  by-law,  the  shareholders  may pass resolutions without a meeting upon written consent of shareholders representing 70% or more of the then outstanding shares.

         11.4     At  all  general,   special  and/or  annual  meetings  of  the
                  shareholders, shareholders representing 60% of the outstanding shares, in person or by proxy, shall constitute a quorum.

         11.5 If within one hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to a date which is seven (7) days from the date of such meeting at the same time and place. If at the adjourned meeting the quorum is still lacking after one hour from the time appointed for holding the adjourned meeting, the members holding in aggregate 60% of the shares in FCM in person or by proxy shall constitute a quorums.

         11.6     The  purchase  of shares by the  proposing  Party  pursuant to
                  Section 11.2 shall be in accordance with the following provisions:

                  (a) The Proposing Party shall give notice in writing to FCM of its desire to purchase the shares stating the sum which it fixes as the fair value of the shares. The fair value so fixed by the Proposing Party shall be determined by an intentionally recognized investment banking firm as to be the fair value thereof as between a willing buyer and a willing seller having taken into consideration, inter alia, the relative interests of the shareholders, FCM's earnings potential, goodwill, book value and contingencies at the relevant time.

                  (b) The costs of the values certification shall be done by the Proposing Party and a copy of such certification shall be given to FCM. The notice hereunder shall appoint FCM as the Proposing Party's agent for the purchase of the shares specified therein at the price so fixed.

                  (c) The offer made by such notice shall remain open for at least thirty (30) days. FCM upon receipt of the Proposing Party's notice as aforementioned in Section 11.6(a) hereof shall forthwith by notice in writing inform the other shareholders ("Offerees") of the Proposing Party's offer.




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


                  (d) If all (and not part only) of the shares are agreed to be sold by the offerors within the period of thirty (30) days after such notice as aforesaid has been given and notice of such acceptance has been given to the Proposing Party, the Offerees shall be bound upon the purchase price for all (and not part only of the shares being paid to it within thirty
                           (30) days from the date of the last acceptance by the Offerees, to transfer the shares concerned to the Proposing Party. If the Proposing Party is required to obtain approval from the relevant authorities to purchase the said shares, and provided that the time for obtaining all the approvals shall not be later than ninety (90) days from the date of the last acceptance or such extended time as the Proposing Party or the Offerees may agree upon in writing, the time for payment of the purchase price and transfer of the shares hereunder shall be thirty (30) days from the date all approvals are obtained.

                  (e) The parties hereto shall take all steps necessary to ensure that the purchaser of shares of FCM pursuant to this Section 11.6 is promptly registered by FCM as the holder of those shares.

         12.      Termination
                  -----------

         12.1 This Agreement shall take effect upon execution and shall continue in full force and effect until FCM shall be wound up or otherwise cease to exist as a separate corporate entity unless terminated earlier pursuant to Clause 12.2 hereof.

         12.2 Notwithstanding anything contained herein to the contrary, this Agreement may be terminated forthwith by FCI, PERC or FP by notice in writing to the other parties:

                  (a)      FCI, PERC or FP shall:

                  (i) commit any breach of its obligations under this Agreement and shall fail to make good such breach within thirty (30) days of receipt of notice from the other party requiring it to do so; or

                  (ii) go into liquidation(except in the case of voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the other parties) or be declared bankrupt or if receiver is appointed over any of its assets; or

         (b) If any order is made or a effective resolution is passed or analogous proceeding are taken for the winding up of FCM except as provided in Section 11.2 and 11.6, above; or

         (c) If all or substantially all of the assets of FCM are expropriated or Otherwise placed under the direct control of any government or if FCM is unable to pay its



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


                  debts or make a general assignment for the benefit of its creditors or has a receiver or manager appointed over all or a substantial part of its undertaking or assets; or

         (d) If any relevant approvals of license with respect to the joint venture, Business or FCM is not received.

         13.      Assistance by the Parties
                  -------------------------

         13.1 At the request of FCI or otherwise provided in this Agreement. MC shall provide assistance to FCM in connection with the start-up and operation of FCM, subject to such additional terms and conditions as the Parties may from time to time agree. Such assistance may include but not be limited to:

                  (a)      locating land for the facility;

                  (b) obtaining necessary licenses or permits required by the Malaysian government;

                  (c) participating in management of FCM through the Board of Directors and other means as defined in the Articles of Association;

                  (d)      recruiting local personnel;

                  (e) providing advice to the Board and the executive officer(s) as to how problems involving any Malaysian government official or agency should best be resolved; and

                  (f) providing advice to the Board and the executive officer(s) as to how problems involving any Malaysian national or local resident should best be resolved.

         13.2 FCI shall provide ongoing assistance to FCM under the Support Contract as provided in Exhibit "A".

         14.      Responsibilities of FCM
                  -----------------------

         14.1 Immediately upon execution of this Agreement and the formation of FCM the Board of Directors shall cause FCM to:

                  (a) with FCI, identify and select a suitable site for current and future needs and select a contractor to construct a building to specifications developed by FCI;




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


                  (b) as a priority, obtain Multimedia Super Corridor status approval. Such status shall be obtained if at all possible prior to construction of the facility;

                  (c) develop, with FCI, a schedule for construction of the facility and for installation and commissioning of all equipment recruit personnel as required; and

                  (d)      obtain  all  necessary   governmental   licenses  and
                           permits.

         14.2 At the direction of the Board and when appropriate, FCM shall use its best efforts to be publicly listed on an appropriate stock exchange.

         14.3 To assure that FCM keeps pace with state of the art technology, FCM will fund ongoing research and development by FCI at 3% for year two (2) and year three (3) and at 5% thereafter of its gross sales subject to the approval of FCM's Board. FCI shall grant FCM a royalty-free license covering all improvements to the technology at FCM such as upgrading and training, documentation and new process methods, new product development such as multi-mode fiber, etc.

15.      Confidentiality
         ---------------

         15.1 FCI has developed, in the course of its business, a number of trade secrets, including formulas, methods, processes, techniques, designs, information, knowledge, know-how and trade practices in various forms, including computer software (hereinafter referred to as "Proprietary Information"). Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that FCI is and shall remain, at all times, the sole owner of all Proprietary Information that the Proprietary Information shall be made available to FCM by way of the License Agreement, and that the Proprietary Information shall be returned to FCI as provided in Section
                  17. Neither MC nor FCM shall disclose Proprietary Information except as permitted in Section 15.2 below. Proprietary Information shall not include any information which is generally available for public use, unless such information has become available to the public due to unauthorized disclosure of such information by a Party or FCM.

         15.2 If any Proprietary Information is (or has, prior to the date of this Agreement, been) communicated by FCI or FCM to another Party the following provisions shall apply:

                  (a) the receiving Party shall take every reasonable precaution to safeguard and keep secret all such Proprietary Information and shall comply with all reasonable and specific precautions which may be requested by FCI or FCM as to its non-disclosure; and




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


                  (b) the receiving Party will disclose Proprietary Information only to such of its employees who require the information in the performance of their duties, and all personnel likely to receive Proprietary
                           Information shall be advised of its secret and confidential nature and of the restrictions on its use and further disclosure.

         15.3     Section 15 shall survive the termination of this Agreement.

         16.      Transfers, Termination
                  ----------------------

         16.1 This Agreement shall remain in full force and effect with respect to each Party until such time as this Agreement is terminated pursuant to this Section or as otherwise provided herein or that Party ceases to have a stock ownership interest in FCM or FCM is dissolved, whichever occurs first;

         16.2 No Party shall sell, pledge, devise, give or otherwise transfer any of its shares to any third party without the prior written consent of the other Parties. Any such transfer or attempted transfer shall be null and void.

         16.3 Unless otherwise herein expressly provided, no Party which has transferred his or its shares in accordance with the provisions of this Agreement shall be bound by its terms and conditions after the date of such transfer, provided that the Party to which such shares have been transferred agrees in writing with the other Parties, in a form reasonably acceptable to the other Parties, that the transferee shall be bound by the terms and conditions of this Agreement.

         16.4 If FCM is dissolved or liquidated for any reason, this Agreement shall be terminated automatically at the end of such liquidation except for the obligations under any provisions hereof which are expressed to survive this Agreement including but not limited to the terms contained in Section 15.

         16.5 Any disagreement between the Parties shall be resolved in accordance with and pursuant to Section 21.

         16.6 In the event that FCI is acquired by another party, MC shall have the right of the first offer to sell its shares in FCM.

         16.7 The restriction contained in this Section 16 shall not apply to any transfer to (i) in the case of PERC and/or FP to FCI in accordance with the terms of the Put Option Agreement, any
                  (ii) by PERC, to its related corporations within the meaning of the Malaysian Companies Act 1965 and it is hereby agreed that PERC may in addition by notice to the other parties transfer the whole of its shareholding to any unit trust managed by PERC's holding company, Permodalan Nasional Berhad ("PNB") or managed by any of PNB's wholly owned subsidiaries.





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


         17.      Procedure Upon Termination
                  --------------------------

         17.1 In the event a Party fails to perform any of its obligations under this Agreement subject to reasonable time to remedy such default whether this Agreement is terminated or not, the other Party shall be entitled to recover from the defaulting Party reasonable attorney's fees on a solicitor and client basis and necessary disbursements in addition to any other relief to which it may be entitled.

         17.2 Upon termination of this Agreement, the Parties shall cause FCM to promptly return to FCI all relevant documents, data, drawings, sketches and other information disclosed to FCM by FCI in accordance with this Agreement or Technical Assistance Agreement, and further cause FCM to stop its business which used the technical assistance. Upon termination of this Agreement, all relevant documents, data, drawings, sketches and other information generated at FCM shall be owned by and promptly delivered to FCI.

         17.3 In the event that the Parties shall elect to dissolve FCM upon the termination of this Agreement, then the Parties shall proceed as promptly as practicable to wind-up the affairs of FCM and distribute its assets. A final accounting shall be made by the Parties and FCM's auditors shall review the financial accounting and shall render their opinion with respect thereto.

         17.4 In case at the time of termination of this Agreement, FCI is required by governmental order or court to transfer its shares to MC or in case that the Parties agree that FCI's shares be transferred to MC, the price of the shares shall be determined on going concern basis by an independent internationally recognized certified public accountant acceptable to the parties.

         18.      Force Majeure
                  -------------

         18.1 No Party shall be liable for the non-performance or for delays in the performance of this Agreement owing to compliance with policies, laws, orders or regulations of Malaysia or the United States of America or owing to acts of God, wars, armed conflicts, riots, embargoes, sabotage, blockades, epidemics, hijackings, kidnappings, other acts of terrorism, strikes and other labor disturbances or any other cause beyond the reasonable control of that Party

         19.      Fees and Costs: Taxes
                  ---------------------

         19.1 All costs paid in connection with the preparation of this Agreement shall be borne by FCM. If MC or FCI incur costs in connection with the preparation of this Agreement, they shall be reimbursed by FCM. Such reimbursement to MC shall not exceed US$5,000. Reimbursement to FCI shall not exceed US$10,000.




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


         19.2 Except as otherwise expressly agreed in writing, eactl Party shall be solely responsible for payment of any Malaysian tax it is obligated to pay by reason of its participation in FCM. Each Party may authorize FCM to make such payments for the Party's account and FCM shall be required to provide the Party with proper accounting for such payments.

         20.      Governing Law
                  -------------

         20.1 This Agreement shall be governed by and construed in accordance with the laws of Malaysia. Nothing in this Agreement shall be construed to require FCI to take or omit to take any action if such act or omission is contrary to the laws of Malaysia.

         21.      Dispute Resolution
                  ------------------

         21.1 The parties hereto shall first use their endeavors to resolve, through mutual consultation between the parties hereto without involving any third party or parties, any disputes that might arise between the parties hereto in relation to this Agreement. All disputes which may arise under, out of, or in connection with or in relation to this agreement and which cannot be resolved amicably shall be submitted to the arbitrator of Kuala Lumpur Regional Arbitration Center under and in accordance with its rules at the date hereof. The arbitration shall be conducted in the English Language. The parties hereto agree that service of any notices in the course of such arbitration at its addresses as given in this Agreement shall be valid and sufficient, the parties hereto agreeing to submit to the jurisdiction of such arbitration and to any award thereunder. This Agreement shall be governed by and construed and enforced in accordance with the laws of Malaysia.

         22.      Notices
                  -------

         22.1 Any notices given hereunder shall be deemed to be sufficiently given if in writing and delivered by postpaid registered mail or international air courier or facsimile addressed as follows:

                  (i)      in the case of PNB Equity Resource  Corporation  Sdn.
                           Bhd.:

                           Balai PNB
                           4th Floor
                           201-A, Jalan Tun Razak
                           50400 Kuala Lumpur, Malaysia

                           FAX:  03-261-0963,
                           Attention: Mior Abdul Rahman/Chief Operating Officer




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


                  (ii)     in the case of Federal Power. Sdn. Bhd.:

                           Lot 8, Jalan Ragum 15/17
                           P.O. Box 7016
                           40702 Shah Alam
                           Selangor Darul Ehsan, Malaysia

                           FAX: 03 559-8020
                           Attention: Misron Bin Yusof/Managing Director

                  (iii)    in the case of FIBERCORE, INC.

                           253 Worcester Road
                           P.O. Box 180
                           Charlton, Massachusetts 01507
                           United States of America

                           FAX:  (508) 248-5588
                           Attention:  Mohd A. Aslami/Chairman/CEO

                  or to such other address or facsimile number or person as a Party may hereafter designate.

         22.2 A notice shall be deemed to have been given and received: (i) when left at the appropriate address if sent by registered mail or international air courier; or (ii) when actually received or when dispatched and safe receipt is acknowledged by the receiving facsimile machine, if sent by facsimile.

         23.      Effect of Headings
                  ------------------

         23.1 The headings used throughout this Agreement are inserted for reference purposes only and are not to be considered or taken into account in construing the terms and provisions of any paragraph nor to be deemed in any way to qualify, modify or explain the effects of any such provisions or terms.

         24.      Miscellaneous
                  -------------

         24.1 In the event of any conflict or inconsistency between the provisions of this Agreement and the Articles of Association of FCM, the following order of precedence shall prevail as between the Parties: this Agreement and then the Articles of Association and for the purpose of avoiding doubts the provision of this agreement shall prevail. This Agreement also shall prevail over Put Option Agreement, Support Contract Agreement and Technology License Agreement in the event of any conflict

         24.2 If any provisions of this Agreement are found to be inconsistent with Of void under applicable law, the validity of the remaining provisions shall not be adversely affected. In such case the Parties shall re-negotiate in good faith concerning the ineffective provision with the object of replacing it as closely as possible with a provision affording the same basic rights, obligations and economic effects, both to the Parties and to FCM.

         24.3 This Agreement constitutes the full understanding and entire agreement among the Parties and defines all rights granted herein and all obligations assumed by each party at the date of execution of this Agreement. No modification or amendment to this Agreement shall be effective as to any Party who has not consented thereto in the form of a written addendum to this Agreement signed by the authorized representative of that Party.

         24.4 This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns.

         24.5     The Parties  declare that they have not  concluded,  and shall
                  not  conclude,   any   contracts  or   agreements   which  are
                  inconsistent with the provisions of this Agreement.

         24.6 This Agreement has been prepared and executed by the parties in the English language in seven (7) original counterparts. Unless mutually agreed otherwise, the English text shall govern and each document, certificate, statements report, accounts, agenda, minutes and other written material referred to in this Agreement, shall be in the English language or shall be accompanied by a certified English translation thereof.

         24.7 The failure of any Party to enforce any of the provisions of this Agreement at any time shall not be construed to be a waiver of such provision unless so notified by such Party explicitly in writing. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach.

         24.8 FCM shall act in full compliance with the provisions of this Agreement and shall have full responsibility for and assume all the risks of all matters relating to the business scope of FCM described in Section 2.6 hereof. For the ratification of this Agreement by FCM, the Parties shall cause this Agreement to be signed by a duly authorized officer of FCM upon incorporation of FCM and thereafter FCM shall be deemed to be a party to this Agreement and shall be bound by the terms and conditions thereof in so far as the same applies to it.

         24.9 Nothing in this Agreement shall be construed to imply the existence of a partnership between the Parties other than as shareholders in FCM in the terms of this Agreement or to make one Party the representative or agent of the other Party and no Party shall so hold itself out, nor shall any Party be liable Of bound by any act or omission of the other Party.

IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seal the day and year first above written.

         The Common Seal of           )
         PNB EQUITY RESOURCE          )
         CORPORATION SDN. BHD.        )
         (COMPANY NO 197031-X) was    )
         hereunto duly affixed in the )
         presence of:                 )

         /s/  Dato Mohd Hilmey bin Modh Taib         /s/  Meriam Binte Haji Jaacob
         -----------------------------------         -----------------------------------
         Director                                    Secretary
         Name:  Dato Mohd Hilmey bin Modh Taib       Name:  Meriam Binte Haji Jaacob
         Nric No:  4460859                           Nric No.:  2439153

         The Common Seal of           )
         FEDERAL POWER SDN. BHD.      )
         (COMPANY NO. 17892-V) was    )
         hereunto duly affixed in the )
         presence of:                 )

         /s/  Tan Sri Abu Zarim bi Oman              /s/  Ahmad @ Misron bin Yusof
         ------------------------------              -----------------------------
         Chairman                                    Director
         Name:  Tan Sri Abu Zarim bi Oman            Name:  Ahmad @ Misron bin Yusof
         Nric No:  240126-05-5035                    Nric No.:  430618-01-5037

         Signed by MOHD. AFZAL ASLAMI     )
         PASSPORT NO: 014068651 (USA) for )
         and on behalf of FIBERCORE INC.  )
         in the presence of:              )          /s/  Mohd Aslami.
                                                     -----------------------------
                                                     MOHD. AFZAL ASLAMI
                                                     PASSPORT NO: 014068651 (USA)

         /s/  Trevor Kidd
         ------------------------------
         TREVOR JOHN KIDD
         PASSPORT NO: 004354001 (GREAT BRITAIN)

FIBERCORE (M) SDN. BHD. HEREBY RATIFIES AND AGREES TO BE BOUND BY THIS AGREEMENT AS IF IT WERE A PARTY HERETO.



/S/  DR. MOHD A. ASLAMI                     /S/  IR AHMAD/@ MISRON BIN YUSOF
---------------------------                 --------------------------------
     Dr. Mohd A. Aslami                          Ir Ahmad/@ Misron bin Yusof
     Director                                    Director